EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Members
Station Venture Holdings, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-139136, 333-87920, 333-126607, and 333-126608) on Form S8 of LIN TV Corp. and LIN Television Corporation of our report dated March 16, 2009, with respect to the balance sheets of Station Venture Holdings, LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of LIN Television Corporation and LIN TV Corp.

/s/ KPMG LLP

New York, New York

March 16, 2009